UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 WWW.SEC.GOV

FORM 8-K

CURRENT REPORT

Pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

DATE OF THIS REPORT:

NOVEMBER 1, 2005

CARTOON ACQUISITION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50411	20-0269287
(State of Incorporation)	(Commission File Number)	(Federal Employer I.D. No.)

Suite 900 14 Franklin Street Rochester, New York 14604-1506 (Street Address of Principal Executive Office)

(585) 495-6907

(Registrant’s Telephone Number Including Area Code)

E-Mail: cartooninvestors@rochester.rr.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The Registrant is submitting this Form 8-K filing to report current and extraordinary events in accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934 and to report non-public information required to be disclosed by Regulation FD.

APPLICABLE DISCLOSURES AND DISCLAIMERS.

     This current Report filed with the U. S. Securities and Exchange Commission (the "Commission") on Form 8-K (this "Report") contains summaries of the material terms of certain documents, proposals, contemplated methods, and prospective plans of operation, which the Registrant believes to be accurate; however, reference is made to the actual documents, copies of which are available at the Registrant's office or which may be contained in a schedule or exhibit annexed hereto and made a part hereof by reference thereto. Such summaries are qualified in their entirety by reference to any such documents. The Registrant has stated all of the material facts necessary for the Commission and the public to make an informed decision pertinent to the matters subject and to the disclosures herein made.

NOTICE OF EVENTS TO BE REPORTED AND TIME FOR FILING OF REPORT.

This Report contains current information on the Registrant as of the date hereof.

     The Registrant considers the information in this Report to be "filed" under the Securities Exchange Act of 1934. The Commission and the public are encouraged to refer to the section and item of this Report identified as "Section 9 – Financial Statements and Exhibits" to determine which exhibits, or portions of exhibits, are intended to be deemed "filed" rather than furnished pursuant to Instruction B.2 of Form 8-K.

     As the result of certain events that are being disclosed in this Report, certain risks to the Registrant's business, securities, and assets have been determined to exist. Therefore, the Registrant is identifying these risks in the appropriate sections of this Report.

NOTICE OF APPLICATION OF GENERAL RULES AND REGULATIONS.

     Where permitted or as may be applicable, the Registrant has elected to report the information contained in this filing using the alternate options available to "small business issuers" under the rules and regulations stated in Regulation S-B. The Registrant is not the issuer of "asset-backed" securities, and is not subject to the rules and regulation promulgated by Regulation AB.

MATERIALS INCORPORATED BY REFERENCE.

     Immediately prior to the filing of this Report by the Registrant, the Registrant filed certain information with the Commission under the cover of Form 10-QSB, for the periods ended March 31, 2004, June 30, 2004, and September 30, 2004, the information in each of which is the subject of this Report. The Registrant, in reliance of the accurate information contained in each Form 10-QSB, incorporates all or part of the information contained in each said Form 10-QSB herein by reference thereto.

FURTHER UNDERTAKINGS.

     The Registrant, for the events that occurred during the period described herein, further agrees (a) to timely file an amendment or amendments that reflect a change or changes in the facts or events that, individually or collectively, represent a fundamental change in the information contained in this Report and on Form 10-QSB for each period in question, and (b) include any

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other information that may be pertinent to the events described in this Report and obtained by the Registrant on a date beyond the date of this Report.

AVAILABLE INFORMATION.

     The Registrant is subject to the reporting requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is obligated to file current, quarterly, annual, and transitional reports, proxy statements, and other information with the Commission, and is obligated to deliver copies of certain reports and filings by mail to its shareholders and to certain other parties, as required by Federal securities laws. Such reports, proxy statements, and other filings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of said materials may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or from the Commission's Web site, the address of which is www.sec.gov .

     The specific information contained in this Report has been accumulated, compiled, and presented in accordance with the requirements set forth in 17 CFR 243.100 and 17 CFR 243.101.

     The Registrant shall permit its shareholders to ask questions of and receive answers from the Registrant concerning any aspect of the information contained in this Report, and, if necessary, to obtain additional information, to the extent the Registrant possesses such information or to the extent the Registrant can acquire such information without unreasonable effort or unreasonable expense, in order to verify the accuracy of the information contained in this Report to any of its shareholders. The Registrant encourages its shareholders to contact it; if electronically, to cartooninvestors@rochester.rr.com, or, if by mail, to its mailing address, which is Post Office Box 202, Wyoming, New York 14591-0202, or to the address of its principal executive office.

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Section 2. Financial Information.

Item 2.02. Results of Operations and Financial Condition.

     On October 24, 2005, the Registrant filed two Form 10-QSB's with the Commission; the first Form 10-QSB that was filed was for the period ended March 31, 2004 and the second Form 10-QSB that was filed was for the period ended June 30, 2004. In addition, on October 31, 2005, the Registrant filed a Form 10-QSB with the Commission for the period ended September 30, 2004.

     These reports contained specific information on the Registrant's results of operations and unaudited, reviewed financial information and statements of financial condition for the Registrant for the specified periods. All of the information contained in each of said reports was disclosed by the Registrant in its ongoing effort to comply with its requirements to periodically report certain information to the Commission and to the public in accordance with the provisions of section 13(a) of the Exchange Act.

     1. Form 10-QSB dated March 31, 2004. There were numerous irregularities on the Registrant's Form 10-QSB dated March 31, 2004. The irregularities and inconsistencies that comprised the Registrant's improper electronic filing of the subject report, as follows:

     a. The cover page of the subject report contained the incorrect placement of a signature graphic in place of the Registrant's logo.

     b. The Registrant failed to correctly annex the required "long form" certification by its Principal Executive Officer.

     c. The Registrant failed to correctly annex the required "long form" certification by its Principal Financial Officer.

     2. Form 10-QSB dated June 30, 2004. There were numerous irregularities on the Registrant's Form 10-QSB dated June 30, 2004. In addition, the Registrant omitted certain information that was required to be contained in the subject report. The irregularities, inconsistencies, and omissions that comprised the Registrant's subject report are as follows:

     a. In the subject report, the Registrant failed to identify the sale of unregistered securities during the subject period, which disclosure was to have been made in Part II - Item 2 of said report.

     b. An incorrect signature graphic was placed on the "long form" certification by the Registrant's Principal Executive Officer on that exhibit to the subject report.

     c. No signature appeared on the "short form" "906" certification by the Registrant's Chief Executive Officer; rather, the Registrant's logo improperly appeared in place of a signature on this exhibit.

     d. An incorrect signature graphic was placed on the "long form" certification by the Registrant's Principal Financial Officer on that exhibit to the subject report.

     e. No signature appeared on the "short form" "906" certification by the Registrant's Chief Financial Officer; rather, the Registrant's logo improperly appeared in place of a signature on this exhibit.

     3. Form 10-QSB dated September 30, 2004. There were four documents absent as exhibits to the Registrant's Form 10-QSB dated September 30, 2004. The information that was omitted from the Registrant's subject report is as follows:

     a. The Registrant's Principal Executive Officer failed to attach a "long form" certification to the subject report.

     b. The Registrant's Chief Executive Officer failed to attach a "short form" "906" certification to the subject report.

     c. The Registrant's Principal Financial Officer failed to attach a "long form" certification to the subject report.

     d. The Registrant's Chief Financial Officer failed to attach a "short form" "906" certification to the subject report.

     As the result of the filing deficiencies or omissions that are stated hereinabove, the Registrant is notifying the Commission and the public that it will be filing amendments for each of the aforesaid subject reports not later than November 2, 2005, in order to properly inform and present to the Commission and the public the correct information required to be contained an displayed on each of the aforesaid subject reports.

     Due to pecuniary limitations that have been experienced by the Registrant, and due to certain physical limitations associated with the Registrant's knowledge to properly operate its new software (the purpose of which is to format documents intended to be filed on the EDGAR system), the Registrant was unable to properly submit its reports and filings to the Commission.

     However, as the result of these filing errors, the Registrant's senior executive officer and a consultant to the Registrant have learned the procedures to more fully operate the software required to prepare, assemble, and transmit the Registrant's reports and filings to the Commission.

Section 3 - Securities and Trading Markets.

Item 3.02. Unregistered Sales of Equity Securities.

     On October 24, 2005, in an effort to fully comply with its reporting requirements under section 13(a) of the Exchange Act, the Registrant failed to properly disclose a transaction; whereby the Registrant sold a certain quantity of its unregistered securities.

     As a subsequent event that was listed on the Registrant's statements of financial condition, the Registrant failed to report the sale of 200,000 shares of the Registrant's common stock to James W. Margulies, then the Registrant's sole officer and director, in exchange for services that he provided to the Registrant valued at $20. This event will be reported on the first amendment to the Registrant's Form 10-QSB report, dated June 30, 2004, which the Registrant expects to file on or before November 2, 2005.

Section 3 - Securities and Trading Markets.

Item 3.03. Material Modification to Rights of Security Holders.

     From approximately July 21, 2005, the Registrant's senior executive officer and sole member of the registrant's Board of Directors, being one in the same person, has been distressed in view of remedying the Registrant's delinquent filings as required by section 13(a) of the Exchange Act.

     Consequently, the Registrant's Chief Executive Officer, Randolph S. Hudson, has proceeded more rapidly than would usually be the case to bring the Registrant's delinquent filings current.

     Among other things, Mr. Hudson has engaged the services of personnel not paid by the Registrant to assist him to prepare certain of the Registrant's delinquent reports, and, also, Mr. Hudson arranged for the use of certain proprietary software for the registrant's use, to assist the Registrant to prepare, assemble, and submit the Registrant's filings over the EDGAR system. (The software was purchased by M. H. T. of Brevard, Inc., a Florida corporation, which is an affiliate of the Registrant's principal executive officer through Montana Acquisition Corporation, a United States corporation organized under the laws of the State of Delaware, of which the Registrant's Chief Executive Officer, Mr. Hudson, serves as its President, Chief Executive Officer, Secretary, Treasurer, and Chief Financial Officer.

     Of concern to Mr. Hudson is the fact that the Registrant is considerable time restraints to complete and file all of the Registrant's delinquent and current financial and non-financial reports and filings, due to certain actions proposed to be initiated by the Commission should the Registrant not complete its filings.

     On or about July 21, 2005, while Mr. Hudson, the Registrant's Chief Executive Officer, was attempting to obtain permission to file the Registrant's delinquent financial reports on a cumulative, or modified, basis, Mr. Hudson was informed by the Commission's Division of Corporation Finance, Office of Chief Accountant, that a letter was addressed to the Registrant (although incorrectly), and that stated the Registrant was to have complied with its reporting obligations in accordance with section 13(a) of the Exchange Act, otherwise (a) the Commission was prepared within 15 days from the date thereof (which was May 5, 2005) to revoke the Registrant's Registration Statement on Form 10-SB or (b) the Commission requested the Registrant to withdraw the registration of its common stock on Form 15. (Although the Registrant never received the official copy of the Commission's letter, the Registrant did obtain a copy of that letter from the Commission, which is annexed as an exhibit hereto.) The Commission's proposed action was to have been carried out by the Commission's Division of Enforcement pursuant to section 12(j) of the Exchange Act.

     Subsequent to Mr. Hudson's having been informed of the Commission's prospective action, Mr. Hudson accelerated Cartoon's development with respect to the filing of its delinquent and current schedules, reports, filings, and other materials, and, from that date, has made every attempt to timely comply with his contemplated filing schedule, as he has reported it to the Commission's Office of Emerging Growth Companies on numerous occasions. The Registrant has transmitted numerous writings to the Commission on "CORRESP" filings, which have indicated his desire to timely proceed with the Registrant's development. However, on during interstitial periods, there have occurred two natural disasters in the location where Mr. Hudson has been working, in addition to the Registrant's predicted pecuniary shortcomings. Moreover, the Registrant has been granted the use of new software that "converts" the Registrant's filings into a format that is "acceptable" to the Commission's EDGAR system. Regrettably, its has taken some while for Mr. Hudson and other personnel (not paid by the Registrant) to "work out the bugs" and to be able to properly transmit the Registrant's filings, reports, schedule, and other writings.

     As of the date of this Report, the Registrant is confident that it will be able to provide the Commission and the public with all of its current and delinquent financial and non-financial reports, schedules, and reports not later than November 4, 2005, with the single exception of the Registrant's report on Form 10-QSB for the period ended September 30, 2005.

Section 8 - Other Events.

Item 8.01. Other Events.

     1. PROSPECTIVE ACTION BY THE COMMISSION. On or about July 21, 2005, while Mr. Hudson, the Registrant's Chief Executive Officer, was attempting to obtain permission to file the Registrant's delinquent financial reports on a cumulative, or modified, basis, Mr. Hudson was informed by the Commission's Division of Corporation Finance, Office of Chief Accountant, that a letter was addressed to the Registrant (although incorrectly), and that stated the Registrant was to have complied with its reporting obligations in accordance with section 13(a) of the Exchange Act, otherwise (a) the Commission was prepared within 15 days from the date thereof (which was May 5, 2005) to revoke the Registrant's Registration Statement on Form 10-SB or (b) the Commission requested the Registrant to withdraw the registration of its common stock on Form 15. (Although the Registrant never received the official copy of the Commission's letter, the Registrant did obtain a copy of that letter from the Commission, which is annexed as an exhibit hereto.) The Commission's proposed action was to have been carried out by the Commission's Division of Enforcement pursuant to section 12(j) of the Exchange Act.

     Subsequent to Mr. Hudson's having been informed of the Commission's prospective action, Mr. Hudson accelerated Cartoon's development with respect to the filing of its delinquent and current schedules, reports, filings, and other materials, and, from that date, has made every attempt to timely comply with his contemplated filing schedule, as he has reported it to the Commission's Office of Emerging Growth Companies on numerous occasions. The Registrant has transmitted numerous writings to the Commission on "CORRESP" filings, which have indicated his desire to timely proceed with the Registrant's development. However, on during interstitial periods, there have occurred two natural disasters in the location where Mr. Hudson has been working, in addition to the Registrant's predicted pecuniary shortcomings. Moreover, the Registrant has been granted the use of new software that "converts" the Registrant's filings into a format that is "acceptable" to the Commission's EDGAR system. Regrettably, it has taken some while for Mr. Hudson and other personnel (not paid by the Registrant) to "work out the bugs" and to be able to properly transmit the Registrant's filings, reports, schedule, and other writings.

     A facsimile of that certain letter, which the Registrant obtained indirectly from the Commission, is annexed as an exhibit hereto. (Kindly refer to "Section 9 - Financial Statements and Exhibits, Item 9.01 Financial Statements and Exhibits" for the proper location of this exhibit.)

     As of the date of this Report, the Registrant is confident that it will be able to provide the Commission and the public with all of its current and delinquent financial and non-financial reports, schedules, and reports not later than November 4, 2005, with the single exception of the Registrant's report on Form 10-QSB for the period ended September 30, 2005.

     If the Commission were to proceed in its revocation, rescission, or termination of the Registrant's registration of its common stock on Form 10-SB, it would cause the Registrant a material adverse effect

2. NOTIFICATION OF PROSPECTIVE RISK TO SHAREHOLDERS OF THE

REGISTRANT.

     Due to certain administrative impediments that were encountered by the Registrant to prepare and to have timely filed certain of its current and delinquent quarterly, transitional, annual, and current reports and other schedules with the Commission (primarily, those of a temporary financial hardship endured by the Registrant and by the Registrant's incapability to properly operate software related to its electronic filing requirements established by the Commission's EDGAR system), the Registrant does hereby notify its shareholders: Depending on the Commission's view of the Registrant's late filing hereof, the Commission may notify the Registrant of its disapproval and may notice the Registrant, or, may impose a fine or other penalty against the Registrant or against the Registrant's Chief Executive Officer for said late filing.

     The imposition of any fine or penalty would cause a material adverse effect on the Registrant's current and future financial condition; and, any formal censure would impede the Registrant's contemplated and orderly future organization and development.

     The Registrant expects to be able to assure the public that all reports and filings that it is required to file with the Commission under section 13(a) and section 15(d) of the Exchange Act will begin to be timely filed during the first month of the third calendar quarter of 2005; and, thereafter, under Mr. Hudson's control, the Registrant expects that it will timely file all of its quarterly, annual, transitional, periodic, and current reports with the Commission.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01. Financial Statements and Exhibits. C. EXHIBITS.

     The Registrant considers the information contained in each non-financial exhibit annexed hereto to be "filed" in accordance with the applicable provisions of the Securities Exchange Act of 1934.

The following is a table of the non-financial exhibits filed with this Report.
Exhibit No.	Description of Exhibit
20.1	Letter from the Commission; Unauthenticated Text Version
SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: November 1, 2005

By Order of the Board of Directors: Cartoon Acquisition, Inc., a Delaware corporation (the "Registrant") /s/ Randolph S. Hudson

______________________________________ Randolph S. Hudson Chief Executive Officer